UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2011
MORGAN’S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-08395 (Commission File Number)	34-0562210 IRS Employer Identification Number)
4829 Galaxy Parkway, Suite S, Cleveland, OH 44128
(Address of principal executive officers) (Zip Code)
Registrant’s telephone number, including area code: (216) 359-9000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
As previously disclosed on Form 8-K filed with the SEC on March 16, 2011, the Company is being required by its KFC franchisor to cease operations at a number of its restaurant locations and since March 16, 2011 has closed eight restaurants and expects to close four more. As also previously disclosed in the same Form 8-K, in connection with the Company’s efforts to obtain the necessary financings for required restaurant image enhancements, the Company retained Brookwood Associates, an independent financial advisory firm. The Company and Brookwood have conducted meetings with the Company’s lenders with the intent of securing short term, temporary reductions in its debt service payments in order to conserve cash to facilitate the Company’s plan to (i) execute sale/leaseback financing on a number of Company owned restaurant properties, and (ii) pursue other financial restructuring opportunities. The Company believes that the sale/leaseback and financial restructuring transactions, if successful, will generate sufficient proceeds to prepay a portion of the Company’s debt and provide funds for required image enhancements. In order to successfully execute the financial restructuring described above, the Company must obtain relief from prepayment penalties from some of its lenders. In light of the foregoing, on April 6, 2011, the Company reduced its debt service payments to the Company’s lenders to “interest only” payments on substantially all of the Company’s outstanding loans in order to conserve cash as the Company completes the required restaurant closings and the necessary, related financial restructuring.
The Company expects to continue these reduced interest only payments until its financial restructuring is substantially completed. While the Company’s management expects that the Company will be able to complete the financial restructuring, given the level of the Company’s indebtedness and other demands on the Company’s cash resources there can be no assurance that (i) the Company’s lenders will consent to the restructuring or waive or reduce prepayment penalties, (ii) the restructuring will be accomplished, (iii) that other actions might not be taken by lenders and other creditors that would impede the Company’s ability to satisfy its obligations, or (iv) as a result of substantially all of the Company’s indebtedness being in default due to the non-payment of required principal that such indebtedness will not be classified as current on the Company’s financial statements.
The Company’s intended temporary reduction of the required debt payments could result in the exercise of certain remedies available to the lenders which may include calling of the debt, acceleration of payments or foreclosure on the Company’s assets which secure the debt, each of which would have a material adverse effect on the Company’s financial condition and results of operations. The lenders have not initiated any of these remedies and management believes, but cannot assure, that these actions will not be taken prior to the Company completing the financial restructuring described above. Any negative actions would impede the Company’s ability to satisfy its obligations and continue operations.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.
Dated: April 8, 2011	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett
Senior Vice President, Chief Financial Officer & Secretary